Exhibit 10.1

EMPLOYMENT CONTRACT (effective January 1, 2003)

BETWEEN:

Mr. Randy L. Denecky, of the City of Calgary, in the Province of Alberta (hereinafter called “the Executive”)

–and –

Canada Southern Petroleum Ltd., a body corporate (hereinafter called “the Corporation”)

WHEREAS the Executive has been employed with the Corporation as Chief Financial Officer pursuant to the provisions of an agreement dated November 1, 2001 (as subsequently amended), the terms of which the Corporation and the Executive wish to amend by this Agreement;

AND WHEREAS the Executive has temporarily assumed the additional role of Acting President of the Corporation since January 7, 2002;

AND WHEREAS the Board of Directors of the Corporation recognizes that the Executive has been instrumental in the development of the Corporation and that it is in the best interests of the Corporation to secure the future employment of the Executive with the Corporation pursuant to the provisions of this Agreement;

AND WHEREAS the Corporation and the Executive have agreed that the employment of the Executive by the Corporation will be in accordance with the provisions of this Agreement;

THEREFORE, for and in consideration of the sum of $10.00 now paid by each party to the other party (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) and the mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree, each with the other, as follows:

1.  EMPLOYMENT AND TERMS

1.1

The Corporation hereby employs the Executive and appoints him to be Chief Financial Officer to supervise the Corporation’s business activities and employees in all respects upon the terms and conditions herein provided, which terms and conditions the Executive hereby accepts.  The Executive shall perform such duties and exercise such powers commensurate with his office as are usually and customarily conferred upon a person holding such office, subject always to the reasonable direction of the Board of Directors of the Corporation.

1.2

For the purposes of this Agreement, the appointment and employment of the Executive shall commence January 1, 2003 and shall continue for an initial term expiring December 31, 2003 (herein call “the Term”) and thereafter from year to year unless terminated by the Corporation or the Executive as hereinafter provided, or amended by the Corporation and the Executive.

1.3

During the term of this Agreement, the performance of the Executive’s duties under this agreement shall be based in the City of Calgary, in the Province of Alberta and he shall not be required to relocate.

2.  REMUNERATION

2.1

During the term of this Agreement, the Corporation shall pay to the Executive an annual base salary of $127,000 per annum as adjusted hereunder (the “Salary”), payable bi-monthly.

2.2

The Executive shall be eligible to receive an annual bonus of up to 25% of the base annual salary, at the sole discretion of the Compensation Committee of/or the Board of Directors of the Corporation.

2.3

The Executive shall be reimbursed for all expenses reasonably and necessarily incurred personally by him on behalf of the Corporation, provided that copies of expenses are appropriately furnished in accordance with the Corporation's reimbursement policy as established from time to time.

2.4

Effective on the commencement of employment by the Corporation, options were granted to the Executive to acquire 45,000 common shares (at a strike price of CDN$6.81 per share) vesting over 2.5 years as provided in the option grant (unless accelerated vesting occurs pursuant to paragraph 6.3 or 8.4 below) of the Corporation in accordance with the Corporation’s prevailing stock option plan.

2.5

As part of the overall review of compensation as described under paragraph 2.6 of this agreement the Compensation Committee of/or the Board of Directors shall conduct an annual review of the number of share options granted to the Executive.

2.6

The Compensation Committee of/or the Board of Directors shall conduct an annual review of the total compensation of the Executive to insure that the compensation remains fair when compared to similar positions in the oil and gas industry in Calgary, Canada.  Such a review does not constitute an agreement to adjust any of the components of the compensation of the Executive.

3.  CORPORATION BENEFITS

3.1

The Corporation shall provide all benefits to the Executive in accordance with the Corporation’s employee benefits plan from time to time.

3.2

The Corporation agrees to reimburse the Executive for annual professional dues and related professional development courses.

3.3

The Corporation agrees to provide or reimburse the Executive for expenses related to parking a vehicle at or near the corporate offices.

3.4

The Corporation shall pay the cost of membership, including initiation fees, in such business and other clubs as are mutually agreed upon by the parties to be in the business interests of the Corporation.

4.  VACATION

4.1

In each fiscal year of the Corporation the Executive shall be entitled to a period of vacation of not less than four (4) weeks in any one year in addition to all statutory holidays and such vacation may be taken in such manner and at such time as the Executive shall reasonably determine with due regard for the operating requirements of the Corporation.  The Executive may carry unused vacation from any given year into the following year only.  Vacation carried forward into a subsequent year must be used during that subsequent year, or, if not used will be compensated to the Executive at his then prevailing base monthly salary.

5.  TERMINATION FOR JUST CAUSE

5.1

The Corporation may terminate the employment of the Executive hereunder, by written notice given to the Executive after the happening of any of the events hereinafter set forth:

5.1.1

if the Executive resigns from the office of Chief Financial Officer of the Corporation without the consent of the Corporation; or

5.1.2

if the Executive is at any time guilty of any other material breach or non-observance of any material provisions of this Agreement or of his fiduciary obligations to the Corporation; or

5.1.3

if the Executive is convicted of any criminal offence, or a civil offense involving fraud or dishonesty; or

5.1.4

any other “cause” as determined in accordance with the Laws of Alberta.

5.2

In the event of the termination of the Executive’s employment pursuant to this Paragraph, the Corporation shall pay to the Executive and/or his personal representatives in such manner as he may direct:

5.2.1

his Salary, if unpaid, up to and including the effective date of termination, and

5.2.2

the aggregate amount for vacation accrued, up to and including the effective date of termination.

6.  TERMINATION AT THE CONVENIENCE OF THE CORPORATION

6.1

The Corporation may also terminate the employment of the Executive hereunder at any time without cause, by prior written notice given to the Executive.

6.2

In the event of the termination of the Executive’s employment pursuant to paragraph 6.1, the Corporation shall pay to the Executive:

6.2.1

an aggregate amount equal to his Salary, if unpaid, up to and including the effective date of termination; and

6.2.2

the aggregate amount for vacation accrued, up to and including the effective date of termination; and

6.2.3

an amount equal to twelve (12) times the Executive’s base monthly salary, plus two (2) times the Executive’s base monthly salary (immediately preceding the date of termination) for each completed and partially completed year of service (beginning January 1, 2003), to an overall maximum of twenty-four (24) times the Executive’s base monthly salary; and

6.2.4

an amount equal to the most recent annual bonus received by the Executive as contemplated in paragraph 2.2; and

6.2.5

an amount equal to the present worth of all employee benefits as referred to in paragraphs 3.1, 3.2, 3.3, and 3.4, which the Executive would have received or which would have been available to the Executive for a period of twelve (12) months plus two (2) months for each completed and partially completely year of service (beginning January 1, 2003), to an overall maximum of twenty-four (24) months from the effective date of termination; and

6.2.6

any outstanding amounts previously earned which remain unpaid in any incentive compensation plan in which the Executive participates.

6.3

In the event of a termination pursuant to Paragraph 6.1 all of the Executive’s previously unvested options shall vest.  Vested options under this clause would be exercisable for a period of 90 days from the effective date of termination.

7.  TERMINATION BY EXECUTIVE

7.1

The Executive may terminate his appointment and employment upon ninety (90) days prior written notice to that effect to the Corporation.

7.2

The Executive shall have the right to terminate this Agreement forthwith upon the occurrence of any one or more of the following events:

7.2.1

if the Corporation becomes insolvent or adjudicated bankrupt; or

7.2.2

upon the commencement of proceedings for the dissolution of the Corporation; or

7.2.3

any serious breach or non-observance of the conditions of this Agreement by the Corporation, which continues after the Corporation has been notified in writing of and been given an adequate period of time to correct such breach or non-observance; or

7.2.4

if there is any material reduction in the responsibilities or authority of the Executive, whether or not the title of Chief Financial Officer is removed; or

7.2.5

if there is any change amounting to a reduction in reporting requirements for the Executive such that he no longer reports to the Board of Directors, whether or not the title of Chief Financial Officer is removed; or

7.2.6

in the event that the Corporation requests the Executive to relocate his residence to a different city than Calgary, Alberta, and the Executive does not agree to such relocation.

7.3

On notice of termination of this Agreement by the Executive as provided under paragraph 7.1, the Corporation shall only be required to pay the Executive his salary and benefits until the effective date of the termination and may either require the Executive to continue to perform his duties or dismiss the Executive at any time after delivery of the notice.

7.3.1

On notice of termination of the Agreement by the Executive as provided under paragraphs 7.2.1 to 7.2.6 inclusive, the Corporation shall be required to pay the Executive all amounts referred to in paragraphs 6.2.1 to 6.2.6 inclusive within fifteen (15) days after the effective date of termination, and all of Executive’s previously unvested options shall vest.  Vested options under this clause would be exercisable for a period of 90 days from the effective date of termination.

7.3.2

The total amounts due to the Executive shall be paid by the Corporation in a lump sum, and not in the form of salary continuance.

8.  TERMINATION BY REASON OF REORGANIZATION OR CHANGE OF CONTROL

8.1

For purposes of this Agreement the Corporation shall be deemed, at the sole election of the Executive pursuant to this paragraph 8.1, to have given to the Executive written notice of termination without cause (whether or not any written notice of termination is in fact given) if any change of control as defined in 8.2 below (“Change of Control”) occurs with respect to the Corporation.  In the event of such Change of Control, the Executive may exercise his election by giving notice in writing to the Corporation.  Such notice may be given by the Executive to the Corporation at any time during the period that (i) begins on the effective date of any Change of Control that occurs during the term of this agreement and (ii) ends 365 calendar days thereafter.  Following a Change of Control during the term of this agreement, subsequent failure of the Corporation to renew this agreement with Executive shall eliminate neither Executive’s right to give notice under this provision at any time during the 365 day following the date of Change of Control nor Corporation’s consequent obligation to compensate Executive as provided in Paragraphs 8.1.2 and 8.5 below.

8.1.1

Paragraph 8.1 will not apply if prior to the effective date of a Change of Control the Executive has given notice of termination under paragraph 7.1 or the Executive terminates this agreement pursuant to paragraph 7.2.1 to 7.2.6 inclusive.

8.1.2

In the event that Executive gives notice to the Corporation as provided in 8.1 above, Corporation may require use of Executive’s services as defined in 1.1 above for up to 90 calendar days beyond the date of notice from the Executive, provided that, compensation for Executive’s services during this period must be agreeable to the Executive.  Compensation during this period of up to 90 calendar days shall be in addition to all compensation owed to Executive as provided in Paragraph 8.5 and its subparagraphs below.

8.2

For purposes of the Agreement, “Change of Control” means and includes any of the following:

8.2.1

the acquisition by any person or corporation, or any persons or corporations acting jointly or in concert, whether directly or indirectly, of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such persons or corporations, constitutes, in the aggregate, more than 30% of all outstanding voting securities of the Corporation; or

8.2.2

an amalgamation, merger, arrangement, or other form of business combination of the Corporation with another corporation which results in the holders of the voting securities of that other corporation holding, in aggregate, 30% or more of all outstanding voting securities of the Corporation resulting from the business combination; or

8.2.3

the sale, lease or exchange of all or substantially all of the assets of the Corporation, provided that any sale or exchange of the Corporation’s interest in the Kotaneelee field shall not be deemed to be a sale or exchange of substantially all of the assets, so long as the Corporation continues to be involved in the business of oil and gas; or

8.2.4

individuals who are members of the Board of Directors of the Corporation immediately prior to a meeting of the Shareholders of the Corporation involving a contest for the election of directors shall not constitute a majority of the Board of Directors following that election.

8.3

In the event of the termination of the Executive’s employment pursuant to paragraph 8.1 above, the Corporation shall pay to the executive, within fifteen (15) days after the effective date of the termination, all entitlements as described under paragraph 8.5 and all of its subparagraphs below.

8.4

In an event of a Change of Control as provided in 8.1 and 8.2 above, all the Executive’s previously unvested options shall vest. Vested options under this clause shall be exercisable for a period of 90 days from the effective date of termination.

8.5

In the event of termination of the Executive pursuant to Paragraph 8.1 above, the Corporation shall pay to the Executive:

8.5.1

an aggregate amount equal to his Salary, if unpaid, up to and including the effective time of termination; and

8.5.2

the aggregate amount for vacation accrued, up to and including the effective time of termination; and

8.5.3

an amount equal to twelve (12) times the Executive’s base monthly salary, plus two (2) times the Executive’s base monthly salary (immediately preceding the date of termination) for each completed and partially completed year of service (beginning January 1, 2003), to an overall maximum of twenty-four (24) times the Executive’s base monthly salary; and

8.5.4

an amount at the discretion of the Executive equal to either:

8.5.4.1

the most recent annual bonus received by the Executive as contemplated in paragraph 2.2, or

8.5.4.2

the most recent annual bonus received by the Executive as contemplated in paragraph 2.2 prior to a Change of Control; and

8.5.5

the present worth of all employee benefits as referred to in paragraphs 3.1, 3.2, 3.3, and 3.4, which the Executive would have received or which would have been available to the Executive for a period of twelve (12) months plus two (2) months for each completed and partially completely year of service (beginning January 1, 2003), to an overall maximum of twenty-four (24) months from the effective date of termination; and

8.5.6

any outstanding amounts previously earned which remain unpaid in any incentive plan in which the Executive participates

8.5.7

The total amounts due to the Executive under this paragraph and its subparagraphs shall be paid by the Corporation in a lump sum, and not in the form of salary continuance.

9.  PROHIBITIONS AGAINST ASSIGNMENT

9.1

The Executive shall not be at liberty to assign or delegate to others this agreement or any of its functions and duties hereunder (other than duties and functions customarily and necessarily delegated to others under the normal course of business) without first receiving the written consent of the Board of Directors of the Corporation.

10.  DUTIES AND INDEMNIFICATION

10.1

The Executive shall, during the Terms of this Agreement, devote the whole of his time and attention to the business of the Corporation and shall adhere to all conflict of interest and other policies of the Corporation in effect from time to time.

10.2

The Executive may, from time to time, serve as a member of the board of directors of other non-related companies and organizations, provided the Executive first receives the approval of the Board of Directors of the Corporation.

10.3

The Corporation agrees to indemnify the Executive to the maximum extent permitted under the Alberta Business Corporations Act against any and all liabilities arising out of or in the course of his acting as Chief Financial Officer (or any other position) of the Corporation or any of its subsidiaries which are incurred by him or imposed upon him by operations of law (the Indemnified Liabilities).  If the Alberta Business Corporations Act should be amended so as to be silent on the extent to which Corporations can indemnify Officers, the Corporation shall indemnify the Executive against all Indemnified Liabilities except:

a)

liability for gross negligence or fraud or other acts of willful misfeasance; and,

b)

any liability the assumption of which by the Corporation is prohibited by law.

10.4

The Corporation agrees to reimburse all of the Executive’s legal and arbitration fees and disbursements, on a solicitor and own client basis, expended to enforce the terms of this agreement.

11.  ARBITRATION

11.1

Any dispute or difference arising between the parties hereto as to the construction of this Agreement or the rights, duties or obligations of either party hereunder or any matter arising out of or concerning the Executive’s employment or salary hereunder payable to the Executive shall be submitted to arbitration in the City of Calgary and settled by the award of three arbitrators or a majority of them.  One arbitrator shall be named by the Corporation, one by the Executive and a third by the first two arbitrators.  Either the Corporation or the Executive may submit a dispute or matter of difference to arbitration by appointing the first arbitrator and serving the other party with a notice thereof along with a notice to appoint the second arbitrator.  If either party shall neglect or refuse or fail for any reason to name his/its arbitrator or to proceed with the said arbitration, the arbitrator named by the other party shall proceed to decide the issue on his/her own.  Any arbitration award shall be final and enforceable by legal action in any jurisdiction where the defaulting Corporation has assets.  The Arbitration Act, R.S.A. 2000, as amended from time to time shall govern any arbitration.

12.  ADDITIONAL PROVISION

12.1

Except as herein set out the provisions of agreement between the parties dated November 1, 2001 (as amended) shall continue to be in full force and effect.

13.  GOVERNING LAW

13.1

This Agreement shall be construed and enforced in accordance with, and the laws of the Province of Alberta hereto shall govern rights of the parties.  Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

14.  NOTICES

14.1

All notices as required hereunder shall be provided by registered mail to the parties hereto at the addresses as follows:

To the Corporation:

Canada Southern Petroleum Ltd.

Suite 250, 706 – 7th Avenue SW

Calgary, Alberta, T2P 0Z1

Or at its Registered office as may be shown from time to time on the records of the Registrar of Companies for the Province of Nova Scotia.

To the Executive:

Randy L. Denecky

c/o Canada Southern Petroleum Ltd.

Suite 250, 706 – 7th Avenue SW

Calgary, Alberta, T2P 0Z1

Any notice, direction or other instrument aforesaid shall, if delivered, be deemed to have been given and received on the day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and if mailed (except in the case of an active or threatened regional or national mail strike), be deemed to have been given and received on the third day following the day on which it was so mailed, and, if sent by telegram, telex, telecommunication or other similar form of communication, be deemed to have been given and received on the second business day following the day it was sent.

If for any reason, the method for giving notice selected by a party is impractical, that party shall be obliged to select an alternate method of giving notice.

Either party may change its address for notice in the aforesaid manner.

15. HEADINGS

15.1

The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this agreement.

16.  ENTIRE AGREEMENT

16.1

This agreement and everything herein contained shall enure to the benefit of and be finding upon the parties hereto together with their personal representatives, successors and permitted assigned.

IN WITNESS WHEREOF the Corporation has caused its corporate seal to be hereunto affixed attested by the hands of its proper officers duly authorized in that behalf and the Executive has hereunto set his hand and seal the 12th day of September, 2003

SIGNED, SEALED & DELIVERED

in the presence of:

/s/ Gordon Thompson

/s/ Randy L. Denecky

Witness

Mr. Randy L. Denecky

Canada Southern Petroleum Ltd.

Per: /s/ Richard C. McGinity

Richard C. McGinity

Chairman of the Board of Directors